Exhibit 99.1

WorldHeart Announces Two Implants of the Levacor™ VAD

Salt Lake City, UT – June 21, 2010:  World Heart Corporation (WorldHeart)  (Nasdaq: WHRT), a developer of mechanical circulatory systems, announced today that the University of Utah Hospital in Salt Lake City, Utah, and INTEGRIS Baptist Medical Center in Oklahoma City, Oklahoma, have successfully implanted additional Levacor™ Ventricular Assist Devices (VAD) in the Bridge-to-Transplant (BTT) clinical study.  These are the sixth and seventh implants, respectively, with the Levacor VAD since the inception of the BTT clinical study.

Mr. J. Alex Martin, WorldHeart's President and Chief Executive Officer notes, “We are pleased to provide this exciting new technology to individuals who are suffering from late-stage heart failure.  We are also gratified with our association with these two leading centers and look forward to their on-going efforts to enroll patients.  We look forward to continuing to work with all of our clinical partners in the collaborative effort to advance the Levacor VAD technology and circulatory support for the benefit of patients with advanced heart failure.”

About the Levacor VAD and World Heart Corporation

The Levacor VAD is the only fully magnetically levitated, bearingless, implantable centrifugal pump to move into clinical trial.  By using magnetic levitation to fully suspend a spinning rotor, the Levacor VAD's only moving part, the pump is designed to eliminate wear and to provide unobstructed clearances for blood flow across a wide range of operation.

WorldHeart is a developer of mechanical circulatory support systems based in Salt Lake City, Utah with additional facilities in Oakland, California, USA. WorldHeart's registered office is in Delaware, USA.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include all statements relating to WorldHeart's BTT clinical study of the Levacor VAD, including those related to the timely enrollment of patients and centers in the study, VAD experience and clinical expertise of the participating centers, and the progress of WorldHeart's clinical development program. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: risks involved in the clinical trials of the Levacor VAD; timely enrollment of centers and patients in the Levacor BTT clinical study; VAD experience and clinical expertise of the participating centers; risks in product development, regulatory approvals and market acceptance of and demand for WorldHeart's products; and other risks detailed in WorldHeart's filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K  for the year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2010.

www.worldheart.com
SOURCE World Heart Corporation
Mr. Morgan Brown of World Heart Corporation, +1-801-303-4361